EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES

2022 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – August 9, 2022 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the second quarter ended June 30, 2022 (“Q2”).

Overview

•	Q2 2022 net sales decreased 46.6% to $3.3 million from $6.1 million in Q2 2021.
•	Q2 2022 operating loss was $1.1 million compared to operating loss of $853,000 in Q2 2021.
•	Q2 2022 net loss was $1.1 million, or $0.61 per basic and diluted share, compared to a net loss of $894,000, or $0.51 per basic and diluted share in Q2 2021.

Insignia’s President and CEO, Kristine Glancy, commented, “Overall sales decreased 46.6% in Q2 2022 compared to a very strong Q2 2021. Our clients did not repeat two large display programs in Q2 2022 and in addition, we had continued decreases on our signage business as we have optimized our overall network. For the first half of 2022, our net sales has decreased by 18%, driven by signage declines, whereas our display and on-pack programs are flat to 2021 performance. We have made significant progress in transforming our business this year with continued progress on acquiring and retaining clients, optimizing internal and external processes to gain efficiencies and effectiveness and overall team development. We are optimistic about the remainder of 2022 based on our overall pipeline across both display and on-pack.”

“We recently entered into a $20 million settlement agreement of our lawsuit against News Corp. The agreement is expected to result in between $11.5 and $12 million of net cash proceeds to the Company, which will be recorded as pretax income in Q3 2022.”

Insignia continues to explore strategic options to maximize shareholder value. Potential strategic alternatives include, but are not limited to, an acquisition, merger, business combination, in-licensing, or other strategic transaction. There can be no assurance that this process will result in any transaction. Insignia has engaged Chardan to act as its strategic financial advisor to assist the Company in this review process.

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Q2 2022 Results

Net sales decreased 46.6% to $3,254,000 in Q2 2022, from $6,096,000 in Q2 2021, primarily due to lapping two display programs from the Q2 2021 that were not repeated in Q2 2022. As a result our non-POPS revenue decreased 36.9%, in addition to a 82.5% decrease in POPS solutions revenue.

Gross profit in Q2 2022 decreased to $416,000, or 12.8% of net sales, from $1,208,000, or 19.8% of net sales, in Q2 2021. The decrease in gross profit was primarily due the decrease in net sales.

Selling expenses in Q2 2022 were $290,000, or 8.9% of net sales, compared to $465,000, or 7.6% of net sales, in Q2 2021 due to decreased staff and staff related expenses.

Marketing expenses in Q2 2022 were $279,000, or 8.6% of net sales, compared to $260,000, or 4.3% of net sales, in Q2 2021.

General and administrative expenses in Q2 2022 were $948,000, or 29.1% of net sales, compared to $1,336,000, or 21.9% of net sales, in Q2 2021 due to decreased litigation expenses.

Income tax expense for Q2 2022 was 1.3% of pretax loss, or an expense of $14,000, compared to income tax expense of 1.1% of pretax loss, or an expense of $10,000, in Q2 2021.

As a result of the items above, the net loss for Q2 2022 was $1,084,000, or $0.61 per basic and diluted share, compared to a net loss of $894,000, or $0.51 per basic and diluted share, in Q2 2021.

As of June 30, 2022, cash and cash equivalents and restricted cash totaled $2.4 million, compared to $3.9 million as of December 31, 2021. Working capital was $2.8 million at June 30, 2022 compared to $3.7 million at December 31, 2021. With the net proceeds from the settlement agreement with News Corp., our cash and cash equivalents and restricted cash balance was $14.9 million at July 31, 2022.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a leading provider of in-store solutions to consumer-packaged goods (“CPG”) manufacturers, retailers, shopper marketing agencies and brokerages. The Company’s primary solutions are merchandising solutions, on-pack solutions and signage.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com

Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the ongoing exploration of strategic alternatives, anticipated future profitability, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

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Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net sales	$3,254,000	$6,096,000	$9,402,000	$11,482,000
Cost of sales	2,838,000	4,888,000	7,706,000	9,345,000
Gross profit	416,000	1,208,000	1,696,000	2,137,000
Operating expenses:
Selling	290,000	465,000	632,000	981,000
Marketing	279,000	260,000	538,000	495,000
General and administrative	948,000	1,336,000	1,554,000	3,273,000

Operating loss	(1,101,000)	(853,000)	(1,028,000)	(2,612,000)
Other income (expense), net	31,000	(31,000)	28,000	1,004,000

Loss before taxes	(1,070,000)	(884,000)	(1,000,000)	(1,608,000)
Income tax expense	14,000	10,000	22,000	23,000

Net loss	$(1,084,000)	$(894,000)	$(1,022,000)	$(1,631,000)

Net loss per share:
Basic	$(0.61)	$(0.51)	$(0.57)	$(0.93)
Diluted	$(0.61)	$(0.51)	$(0.57)	$(0.93)

Shares used in calculation of net loss per share:
Basic	1,788,000	1,755,000	1,787,000	1,753,000
Diluted	1,788,000	1,755,000	1,787,000	1,753,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	June 30,	December 31,
	2022	2021

Cash and cash equivalents and restricted cash	$2,387,000	$3,851,000
Working capital	2,829,000	3,716,000
Total assets	7,076,000	10,650,000
Total liabilities	4,807,000	7,457,000
Shareholders' equity	2,269,000	3,193,000

Working capital represents current assets less current liabilities.

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